Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL ANNOUNCES ACQUISITION OF CHICAGO

MEDALLION LOAN PORTFOLIO OF OVER 40 LOANS

No Medallion Loan More Than 90 Days Delinquent on Existing Portfolio

NEW YORK, NY – July 11, 2014 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that its wholly-owned subsidiary Medallion Bank has acquired a Chicago taxi medallion loan portfolio of over 40 loans from a third party finance company. The transaction is expected to be immediately accretive to earnings.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with this transaction because it helps us diversify our loan portfolio and further solidify our position as the medallion lending market leader. This portfolio has an average loan to value of approximately 30%, and is one of many medallion loan portfolios that we have acquired since our IPO. These are primarily all new customers for us and we hope to be able to grow these loans with our new customers, as well as increase our market share with new business.”

Separately the Company announced that not a single medallion loan is 90 days or more delinquent as of June 30, 2014. Mr. Murstein concluded, “In the history of the company there have been virtually no losses on the medallion loans that management has originated, and as of the end of the second quarter ending June 30, 2014 we did not have a single loan more than 90 days delinquent. With a loan to value on our medallion portfolio of approximately 40%, the credit quality of our medallion portfolio is excellent.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.